Exhibit 4.1

THE EMPIRE DISTRICT GAS COMPANY

$55,000,000

First Mortgage Bonds, 6.82% Series due 2036

BOND PURCHASE AGREEMENT

Dated June 1, 2006

i

Schedule A —	INFORMATION RELATING TO PURCHASERS

Schedule B —	DEFINED TERM

Schedule 5.3 —	Disclosure Materials

Schedule 5.4 —	Affiliates

Schedule 5.5(a) —	Selected Balance Sheet Information

Schedule 5.5(b) —	Division Income Statement Information

Schedule 5.5(c) —	Purchase Price Estimate

Schedule 5.11(c) —	Intellectual Property Infringement

Schedule 5.15 —	Existing Indebtedness

Schedule 9.7 —	Recordation Information

Exhibit A —	Form of Supplemental Indenture, including the form of First Mortgage Bonds, 6.82% Series due 2036

Exhibit 4.4(a)(i) —	Form of Opinion of Special New York Counsel for the Company

Exhibit 4.4(a)(ii) —	Form of Opinion of Special Missouri and Kansas Counsel for the Company

Exhibit 4.4(a)(iii) —	Form of Opinion of Special Missouri Regulatory Counsel for the Company

Exhibit 4.4(a)(iv) —	Form of Opinion of Special Kansas Regulatory Counsel for the Company

Exhibit 4.4(b) —	Form of Opinion of Special Counsel for the Purchasers

Exhibit 9.7 —	Form of Post-Closing Opinion

THE EMPIRE DISTRICT GAS COMPANY

FIRST MORTGAGE BONDS, 6.82% SERIES DUE 2036

June 1, 2006

TO EACH OF THE PURCHASERS LISTED IN
                SCHEDULE A HERETO:

Ladies and Gentlemen:

THE EMPIRE DISTRICT GAS COMPANY, a Kansas corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.                                          Authorization of Bonds.

The Company has authorized the issue and sale of $55,000,000 aggregate principal amount of its First Mortgage Bonds, 6.82% Series due 2036 (the “Bonds”) to be issued under and secured by that certain Indenture of Mortgage and Deed of Trust dated as of June 1, 2006 (the “Original Mortgage”) by and between the Company, Spencer R. Thomson, as deed of trust trustee, and The Bank of New York Trust Company, N.A., as bond trustee (collectively, the “Trustee”), as to be supplemented and amended by a First Supplemental Indenture dated as of June 1, 2006 (the “Supplemental Indenture”), and will be entitled to the benefits thereof. The Original Mortgage, as heretofore supplemented and amended including, without limitation, by the Supplemental Indenture, is hereinafter referred to as the “Mortgage.”  The Supplemental Indenture, including the form of the Bonds, shall be in the form set out in Exhibit A.

The Mortgage creates and will create a first mortgage Lien on and a first security interest in the property of the Company described therein as being subjected to the Lien thereof (excluding Excepted Property and subject to Permitted Liens as therein defined), except such property as may have been released from the Lien thereof in accordance with the terms thereof (such property which at such time is subject to the Lien of the Mortgage being hereinafter referred to as the “Mortgaged Property”).

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.                                          Sale and Purchase of Bonds.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.                                          Closing.

The sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, NY, NY 10036, at 10:00 a.m., New York, New York time, at a closing (the “Closing”) on June 1, 2006 or at such other time on such other Business Day thereafter on or prior to June 1, 2006 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Bonds to be purchased by such Purchaser in the form of a single Bond (or such greater number of Bonds in denominations of at least $1,000 and integral multiples of $1,000 in excess thereof as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 9871280691 at UMB Bank, N.A., ABA #101-000-695. The minimum initial investment in the Bonds is $500,000. The Purchasers acknowledge that the Company intends to pay the Agents a fee in respect of the sale of the Bonds to the Purchasers. If at the Closing the Company shall fail to tender such Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.              Conditions to Closing. Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1            Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2            Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement, the Mortgage and the Supplemental Indenture required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1 had such Section applied since such date.

Section 4.3            Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.9 and 4.10 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing,

certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds and this Agreement.

Section 4.4            Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a)(i) from Cahill Gordon & Reindell LLP, special New York counsel for the Company, (ii) from Bryan Cave LLP, special Missouri and Kansas counsel for the Company, (iii) from Brydon, Swearengen & England P.C., special Missouri regulatory counsel for the Company, and (iv) from Anderson & Byrd, special Kansas regulatory counsel for the Company, covering the matters set forth in Exhibit 4.4(a)(i), 4.4(a)(ii), 4.4(a)(iii) and 4.4(a)(iv), respectively and covering such other matters incident to the transactions contemplated hereby as such Purchaser or the Purchasers’ counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Pillsbury Winthrop Shaw Pittman LLP, the Purchasers’ special counsel in connection with such transactions, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5            Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6            Sale of Other Bonds. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Bonds to be purchased by it at the Closing as specified in Schedule A.

Section 4.7            Payment of Special Counsel Fees. Without limiting the provisions of Section 14.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8            Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Bonds.

Section 4.9            Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity (other than in connection with the Acquisition), at any time following the date of the most recent financial statements referred to in Schedule 5.5(a) or (b).

Section 4.10         Completion of Acquisition. The transaction contemplated by the Asset Purchase Agreement (the “Acquisition”) shall have been, or shall concurrently be, consummated by the Company on the terms set forth therein or on such other terms as shall be reasonably acceptable to the Purchasers; no further amendment to the Asset Purchase Agreement (other than Amendment No. 1 thereto) shall have been made unless approved by the Purchasers acting reasonably; and an equity contribution of not less than $45 million shall have been made by the Parent to the Company, on terms reasonably acceptable to the Purchasers, in order to provide funds to complete the Acquisition.

Section 4.11         Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Bonds is to be deposited.

Section 4.12         Letter of Acknowledgment. Each Purchaser shall have received a letter from, or acknowledged and accepted by, the Trustee, in form and substance reasonably satisfactory to such Purchaser and the Purchasers’ special counsel, acknowledging and accepting the terms of Sections 13.1 (Direct Payment) 13.3 (Indemnity for Destroyed, Lost, or Stolen Bonds), 13.4 (Late Payments of Interest) and 13.5 (No Presentation of Bonds) hereof.

Section 4.13         Documents Required by Mortgage; Basis for Authentication. The Company shall have furnished to the Trustee the resolutions, certificates, opinions and other instruments required to be delivered prior to or upon the issuance of the Bonds pursuant to the provisions of the Mortgage. The Company shall have requested the Trustee to authenticate and the Trustee shall have authenticated the Bonds pursuant to Section 303 of the Mortgage. The Company shall be able to comply with all other conditions with respect to the authentication of the Bonds imposed by the Mortgage.

Section 4.14         Recordings.

(a)                           On or prior to the Closing Date, the Original Mortgage and the Supplemental Indenture shall have been duly authorized, executed and delivered by the Company and the Trustee, and shall be in full force and effect.

(b)                           (i) The Original Mortgage and the Supplemental Indenture shall be in proper form for recordation and shall have been delivered, together with the applicable fixture filings, to the agents of a title insurance company reasonably acceptable to the Purchasers for recordation immediately following the registration of the deeds and assignments for the properties, assets, rights of way, franchises and easements to be acquired by the Company in the Acquisition, and with the Secretary of State of Missouri and (ii) a Uniform Commercial Code financing statement (the “Financing Statement”) shall have been filed or shall be in proper form for filing with the Secretary of State of Kansas.

Section 4.15         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and the Purchasers’ special counsel, and such Purchaser and the Purchasers’ special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5               Representations and Warranties of the Company. The Company represents and warrants to each Purchaser that:

Section 5.1            Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Bonds and to perform the provisions hereof and thereof.

Section 5.2            Authorization, Enforceability, Etc.

(a)                           This Agreement, the Original Mortgage and the Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each of the Original Mortgage and the Supplemental Indenture will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                           The Bonds have been duly authorized, and when executed, authenticated and issued by the Company in accordance with the provisions of the Mortgage and delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will be entitled to the benefits and security of the Mortgage, and will be valid and binding obligations of the Company, in each case enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                           The Mortgage constitutes a direct and valid first mortgage lien upon the properties and assets of the Company specifically or generally described or referred to in the Original Mortgage as being subject to the lien thereof and will create a similar lien upon all properties and assets acquired by the Company after the date hereof located in counties in which the Original Mortgage has been recorded and required by the Original Mortgage to be subjected to the lien of the Original Mortgage when acquired by the Company, subject only to Permitted Liens (as defined in the Original Mortgage) and as to property specifically described or referred to in Schedule A to the Original Mortgage, to the Liens (as defined in the Original Mortgage), charges and encumbrances, reservations, restrictions, conditions, limitations, covenants, interests and exceptions, if any, set forth and referred to in such Schedule A.

Section 5.3            Disclosure. The Company, through its agents, Bank of America Securities LLC and UBS Securities LLC (the “Agents”),  have delivered to you and each other Purchaser a copy of a Private Placement Memorandum, dated May 9, 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company after giving effect to the Acquisition. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedules 5.5(a) and 5.5(b) (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to May 31, 2006 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since May 9, 2006, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. The representations in this Section 5.3, with respect to the assets, business, operations, properties and prospects of the Business to be acquired by the Company in the Acquisition are made by the Company to the best of its knowledge based on due diligence activities (including discussions with the Seller), and, as a result, such representations are limited to such extent.

Section 5.4            Affiliates.

(a)                           Schedule 5.4 contains (except as noted therein) a complete and correct list of the Company’s directors and senior officers.

(b)                           The Company has no Subsidiaries or Affiliates that it Controls.

Section 5.5            Financial Information. (a)  Subject to clause (e) below, Schedule 5.5(a) sets forth the Book Values, as of December 31, 2004 and June 30, 2005, respectively, of selected balance sheet information with respect to the Purchased Assets and the Business. The information set forth on Schedule 5.5(a) is referred to herein as the “Selected Balance Sheet Information.”

(b)                           Subject to clause (e) below, Schedule 5.5(b) sets forth the division income statements for the Business for the 12-month period ended December 31, 2004, the six-month period ended June 30, 2005 and the twelve-month period ended December 31, 2005. The information set forth in Schedule 5.5(b) is referred to herein as the “Division Income Statement Information.”

(c)                           Subject to clause (e) below, Schedule 5.5(c) sets forth the good faith estimate of the Purchase Price, based on Seller’s good faith estimate of the Adjustment Amount, delivered by Seller to the Company pursuant to Section 3.2(a) of the Asset Purchase Agreement.

(d)                           Subject to clause (e) below, the Selected Balance Sheet Information and the Division Income Statement Information fairly present as of the dates thereof or for the periods covered thereby, in all material respects, the items reflected therein, all in accordance with (i) FERC Accounting Rules  applied on a consistent basis in accordance with Seller’s normal accounting practices, and (ii) except as indicated in the notes thereto, the basis upon which the financial information set forth on Schedule 3.1-C of the Asset Purchase Agreement was prepared.

(e)                           The representations in this Section 5.5 are made to the best of the Company’s knowledge based solely on the Company’s due diligence activities, (including discussions with Seller) and, as a result, such representations are limited to such extent. However, nothing has caused the Company to believe that the information set forth on Schedules 5.5(a), 5.5(b) and 5.5(c) (as amended by the First Amendment to the Purchase Agreement) is incorrect in any material respect, it being understood that the information set forth on Schedule 5.5(c) is subject to adjustment after the closing of the Acquisition as provided in Section 3.2 of the Asset Purchase Agreement.

Section 5.6            Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Bonds will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected (other than the lien created by the Mortgage), (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

Section 5.7            Regulatory Approval Required. Assuming that (i) the Bonds are offered and sold as described in the Memorandum, (ii) the representations set forth in Section 6.1 (Purchase for Investment), Section 5.13 (Private Offering by the Company) and Section 6.3 (Status Under Securities Laws; Transfer Restrictions) of this Agreement are correct, and (iii) the information contained in the letter to be furnished by the Agents to the Company on the Closing Date regarding the extent and manner of the offering of the Bonds is correct, no consent of, approval or authorization by, filing or registration with, or notice to any governmental or public authority or agency is required for the issuance, sale or delivery of the Bonds or the execution, delivery or performance of this Agreement or the Mortgage by the Company, other than (x) the approval of the Missouri Public Service Commission (the “MPSC”) that has already been obtained and (y) the recordings or filings, in respect of the Lien of the Mortgage, required under the Mortgage.

Section 5.8            Litigation; Observance of Agreements, Statutes and Orders. (a)  There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting (i) the Company, (ii) the property to be acquired by the Company in the Acquisition or (iii) the Parent insofar as it relates to the Acquisition, in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)                           The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9            Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment (including, without limitation, in respect of the business to be acquired by the Company in the Acquisition) that could reasonably be expected to have a Material Adverse Effect. Subject to Section 5.5(e), the charges, accruals and reserves on the books of the Company in respect of Federal, state or other taxes for all fiscal periods are adequate.

Section 5.10         Title to Property; Power of Eminent Domain; Leases. (a)  The Mortgaged Property constitutes substantially all of the property of the Company (other than the Excepted Property (as defined in the Mortgage)). As of the time of the closing of the Acquisition, the Company will have such title (or may obtain such title by the exercise of its power to condemn property) to its property as will be necessary to engage in the Business, and substantially all such property is in good repair (ordinary wear and tear excepted), is properly maintained and is suitable for the use for which it is intended. All real property that constitutes the Mortgaged Property is located in the State of Missouri. There is no outstanding Indebtedness of the Company or of any other Person for the purchase price or construction of, or for services, materials and supplies rendered or delivered in connection with the construction of, any property, or for current operations, that has or could become the basis of a Lien prior to the Lien of the Mortgage upon any or all of the Mortgaged Property, other than a Permitted Lien.

(b)                           The Company has the power of eminent domain which it may exercise, subject to the requirements of law, in order to acquire any additional property that is necessary for it to perform its responsibilities as a public service company.

(c)                           All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11         Licenses, Permits, Etc. (a)  As of the time of the closing of the Acquisition, the Company will own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except as set forth on Schedule 5.11(c).

(b)                           To the best knowledge of the Company, no Material product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)                           Except as set forth on Schedule 5.11(c), to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company.

Section 5.12         Compliance with ERISA. (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(c)                           The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by such Purchaser.

Section 5.13         Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Bonds or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 4 other Institutional Investors, each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14         Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Bonds together with equity contributed by the Parent to acquire the Missouri natural gas operations of Aquila, Inc. pursuant to that certain Asset Purchase Agreement by and between Aquila, Inc. and The Empire District Electric Company dated September 21, 2005, as amended by Amendment No. 1 thereto dated as of February 27, 2006 (the “Asset Purchase Agreement”). No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15         Existing Indebtedness. (a)  Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of the Closing Date after giving effect to the Acquisition (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                           The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15 and as provided in the Mortgage.

Section 5.16         Foreign Assets Control Regulations, Etc. (a)  Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           The Company (i) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order and (ii) does not engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA Patriot Act.

(c)                           No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17         Regulation; Investment Company. (a)  The Company is subject to the jurisdiction of the Missouri Public Service Commission and various other state, federal and local governmental departments and regulatory and environmental commissions, agencies, authorities and bodies with respect to its business operations. The Company is not directly subject to the jurisdiction of the FERC.

(b)                           The Company is not subject to regulation under the Investment Company Act of 1940.

Section 5.18         Environmental Matters. With respect to the assets, Business, properties and operations to be acquired by the Company in the Acquisition:

(a)           The Company has no knowledge of any claim nor has it received any notice of any claim, and no proceeding has been instituted raising any claim against the Seller, the Company or any real properties now or formerly owned, leased or operated by Seller as part of the Business or such assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect and except with respect to liabilities not being transferred to the Company in the Acquisition.

(b)                           The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to such real properties now or formerly owned, leased or operated by Seller as part of the Business or to such assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect and except with respect to liabilities not being transferred to the Company in the Acquisition; and

(c)                           To the knowledge of the Company, Seller as part of such business has not stored any Hazardous Materials on the real properties now or formerly owned, leased or operated by Seller as part of the Business and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect and except with respect to liabilities not being transferred to the Company in the Acquisition.

Section 5.19         Asset Purchase Agreement. The Asset Purchase Agreement is in full force and effect and has not been amended (or the provisions thereof waived) except in compliance with Section 4.10 hereof. The Company has not received any notice from the Seller, and is not otherwise aware, of any breach of the Asset Purchase Agreement or as to the inaccuracy in any material respect of any of the representations and warranties made in the Asset Purchase Agreement.

Section 6.                                          Representations of the Purchasers.

Section 6.1            Purchase for Investment. Each Purchaser severally represents that it is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Bonds have not been registered under the Securities Act and may be resold or transferred only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

Section 6.2            Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:

(a)                           the Source is an “insurance company general account” (as the term is defined in PTE 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                            the Source is a governmental plan; or

(g)                           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3            Status under Securities Laws; Transfer Restrictions. Each Purchaser severally represents that it (i) is a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act), (ii) is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) is acquiring the Bonds for its own account or for the accounts of other qualified institutional buyers. Each Purchaser makes to the Company each of the representations set forth in paragraphs (1) through (6) under the caption entitled “Notice to Investors; Transfer Restrictions” in the Memorandum. Each Purchaser acknowledges that the Bonds are subject to restrictions on transfer as described in the Memorandum and that a legend to that effect, in the form and substance set forth in the Memorandum, will be endorsed on each certificate for the Bonds.

Section 6.4            Authorization, Etc. Each Purchaser severally represents that this Agreement has been duly authorized by all necessary corporate action on the part of such Purchaser, and this Agreement constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.                                          Information as to Company.

Section 7.1            Financial and Business Information. The Company shall deliver to each holder of Bonds that is an Institutional Investor:

(a)           Quarterly Statements. Within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) beginning with the quarter ended September 30, 2006, duplicate copies of,

(i)            a consolidated balance sheet of the Company as at the end of such quarter, and

(ii)           consolidated statements of income and cash flows of the Company, for such quarter and (in the case of the second and third quarters, commencing with the quarter ending June 30, 2007) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form, beginning with the quarter ended September 30, 2007, the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, other than the omission of footnotes, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and its results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that the Company shall be deemed to have made such delivery of the information required in this Section 7.1(a) if the Company shall have timely made such information available on the Parent’s home page on the worldwide web (at the date of this Agreement located at: http//www.empiredistrict.com) or via electronic delivery to a web-based workspace such as Intralinks™ and the Company shall have given each Purchaser prior notice of such availability in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)           Annual Statements. Within 105 days after the end of each fiscal year of the Company, duplicate copies of

(i)            a consolidated balance sheet of the Company as at the end of such year, and

(ii)           consolidated statements of income, shareholders’ equity and cash flows of the Company for such year (or, in the case of the year ending December 31, 2006, for the seven-month period ending December 31, 2006), setting forth in each case in comparative form, beginning with the fiscal year ended December 31, 2007, the figures for the previous fiscal year, provided that such audited financial statements for December 31, 2007 will compare the 12 months ended December 31, 2007 to the seven months ended December 31, 2006, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the Company shall be deemed to have made such delivery of the documents provided in this Section 7.1(b) if the Company shall have timely made Electronic Delivery thereof.

(c)           SEC and Other Reports. Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by the Company to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default. Promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters. Promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)            Notice of Environmental Matters.

(i)            Written notice within 15 days of a Responsible Officer becoming aware of any of the following, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company:

(A)          the violation of any Environmental Law;
(B)           any claim, demand, investigation, proceeding, cost recovery action, litigation, judgment, order or lien arising pursuant to any Environmental Law or from the release or disposal of any Hazardous Substance; or,
(C)           any other environmental, health or safety condition or occurrence.

(g)           Notices from Governmental Authority. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company (in addition to those covered by clause (f) above) from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h)           Requested Information. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Bonds as from time to time may be reasonably requested by any such holder of Bonds.

Section 7.2            Officer’s Certificate; Debt Issuances.  (a) Each set of financial statements delivered to a holder of Bonds pursuant to Sections 7.1(a) or 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Bonds): a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

(b)           For any issuance of First Mortgage Bonds or any incurrence of Debt that is Funded Debt governed by Sections 2.05 or 2.06 of the Supplemental Indenture, the Company shall within 5 Business Days deliver to the Purchasers a copy of all documents, certificates, opinions and calculations delivered to the Trustee in connection with such incurrence or issuance.

Section 7.3            Visitation. The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

(a)           No Default. If no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, all at such reasonable times during regular business hours and as often as may be reasonably requested in writing; and

(b)           Default. If a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, to examine all of its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times during regular business hours and as often as may be requested.

Section 8.                                          Payment, Prepayment and Purchase of the Bonds.

Section 8.1            Payments and Prepayments. The Bonds shall mature and be subject to optional redemption solely as provided in the Supplemental Indenture.

Section 8.2            Allocation of Partial Prepayments. In the case of each partial prepayment of the Bonds, the principal amount of the Bonds to be prepaid shall be allocated among all of the Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.3            Purchase of Bonds. The Company will not and will not permit any Affiliate (other than any Affiliate that Controls the Parent but that Controls less than a majority of the voting stock of the Parent) to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Bonds except upon the payment or prepayment of the Bonds in accordance with the terms of this Agreement and the Mortgage. The Company will promptly deliver all Bonds acquired by it or any Affiliate (other than any Affiliate that Controls the Parent but that Controls less than a majority of the voting stock of Parent) to the Trustee for cancellation.

Section 9.              Affirmative Covenants.

The Company covenants that so long as any of the Bonds are outstanding:

Section 9.1            Compliance with Law. Without limiting Section 10.4, the Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2            Insurance. The Company will maintain, with financially sound and reputable insurers, insurance with respect to its respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3            Maintenance of Properties. The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4            Payment of Taxes and Claims. The Company will file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on it or any of its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, provided that the Company need not pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5            Corporate Existence, Etc. Subject to Article Twelve of the Mortgage, the Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect all rights and franchises of the Company unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6            Books and Records. The Company will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, as the case may be.

Section 9.7            Recordation Information. The filings for recordation of the Original Mortgage and the Supplemental Indenture contemplated by Section 4.14(b) shall be completed not later than 6:00 P.M., New York time, on Tuesday, June 6, 2006, and the Company shall promptly notify the Purchasers of such completion of recordation. Within 60 days after Closing, the Company shall deliver to the Trustee and the Purchasers (a) an Officer’s Certificate certifying that (i) the Original Mortgage and the Supplemental Indenture have each been duly recorded as a mortgage of real estate in each county or recording or filing district listed on Schedule 9.7 to this Agreement, and (ii) upon such filing and recording, and upon the filing of the Financing Statement, no further recording or filing, and under present law, no periodic or other re-recording or re-filing of the Original Mortgage or any other instrument, will be required to preserve and protect the lien of the Original Mortgage either as a mortgage on real estate or as a security interest in personal property other than amendments to the Financing Statement with respect to any Mortgaged Property acquired subsequent to a change in the name or location (within the meaning of the applicable Uniform Commercial Code) of the Company, change in or disposition of Mortgaged Property, or if a new debtor becomes bound by the Mortgage; and (b) the opinion of Bryan Cave LLP or other counsel reasonably acceptable to the Purchasers substantially in the form attached hereto as Exhibit 9.7.

Section 9.8            Ratings Covenant. Within not less than 30 days from receipt of a written request of any Purchaser received after April 30, 2007 and prior to December 31, 2009, the Company shall apply for a rating of the Bonds (which may be a private letter rating) from at least one of the four nationally recognized rating agencies as of the date hereof (Moody’s Investors Service, Inc.; Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; Fitch Ratings; and Dominion Bond Ratings Service). The Company shall deliver evidence, reasonably satisfactory to the Purchasers, of the rating to each Purchaser promptly upon receipt thereof, and shall thereafter maintain a current rating on a current basis so long as any of the Bonds are Outstanding, unless each Purchaser otherwise agrees. The cost of obtaining and maintaining any such rating shall be borne by the Company.

Section 10.                                   Negative Covenants.

The Company covenants that so long as any of the Bonds are outstanding:

Section 10.1         Transactions with Affiliates. The Company will not enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2         Line of Business. The Company will not engage in any business if, as a result, the general nature of the business in which the Company would then be engaged would be substantially changed from the general nature of the business in which the Company is engaged on the date of this Agreement as described in the Memorandum.

Section 10.3         Terrorism Sanctions Regulations. The Company will not (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 11.                                   Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                           failure to pay any interest, including interest on overdue interest, on any Bond when it becomes due and payable and continuance of such default for a period of 5 Business Days; or

(b)                           an “Event of Default” set forth in Section 901(b) — (f) of the Mortgage; or

(c)                           the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 7.1(e), 7.1(f), 7.1(g) or 9.7 of this Agreement or Sections 2.04, 2.05, 2.06 or 2.07 of the Supplemental Indenture; or

(d)                           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in the other subsections of this Section) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Bond (any such written notice to be identified as a “notice of default” and to refer specifically to this subsection); or

(e)                           any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made or furnished, as the case may be; or

(f)                            (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)                           a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company or any Subsidiary and such judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(h)                           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (v) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in Section 11(h), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA; or

(i)                            the Company fails to apply for a rating within the time specified in Section 9.8 of this Agreement or to receive such rating within 150 days following the date of application therefor.

Section 12.                                   Remedies on Default, Etc.

Section 12.1         Remedies Under this Agreement. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Bonds have become or have been declared immediately due and payable under the Mortgage or of the exercise of any remedies under the Mortgage, any holder of any Bond at the time outstanding entitled to the benefits of this Agreement may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

Section 12.2         No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Bond in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Bond upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 14, the Company will pay to the holder of each Bond on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.            Certain Special Rights. In the event of any conflict between any provisions set forth below and the Mortgage, the provisions set forth below shall control.

Section 13.1         Direct Payment. Notwithstanding anything to the contrary contained in this Agreement, the Mortgage or the Bonds, the Company shall pay (or cause the Trustee or a Paying Agent under the Mortgage to pay) all amounts with respect to each Bond held by each holder of Bonds that is an Institutional Investor (without any presentment of such Bond and without any notation of such payment being made thereon) by crediting before 3:00 p.m., New  York time, by Federal funds bank wire or other transfer, the account of such Institutional Investor, in any bank in the United States of America as may be designated in writing by such Institutional Investor, or in such other lawful manner as may be directed or to such other address in the United States of America as may be designated in writing by such Institutional Investor. Your address on Schedule A to this Agreement shall be deemed to constitute notice, direction or designation (as appropriate) to the Company and the Trustee with respect to direct payments as aforesaid.

Section 13.2         Delivery Expenses. If a Purchaser surrenders any Bond to the Company or the Trustee pursuant to this Agreement or the Mortgage, or if the Company issues any new Bond pursuant to this Agreement or the Mortgage (other than pursuant to requests of Bond holders for exchanges), the Company will pay the cost of delivering to or from such Purchaser’s office from or to the Company or the Trustee, insured to such Purchaser’s reasonable satisfaction, the surrendered Bond or Bonds and any Bond or Bonds issued in substitution or replacement for the surrendered Bond or Bonds, in each case insured to such Purchaser’s reasonable satisfaction.

Section 13.3         Indemnity for Destroyed, Lost or Stolen Bonds. The Company and the Trustee acknowledge that any holder of Bonds that is an Institutional Investor may satisfy its obligation to deliver security or indemnity in respect of destroyed, lost, or stolen Bonds, as set forth in Section 306 (Mutilated, destroyed, lost and stolen First Mortgage Bonds) of the Mortgage, by delivering its own unsecured letter of indemnity in respect thereof.

Section 13.4         Late Payments of Interest. The provisions of Section 307 (Payment of interest on Bonds; interest rights preserved) (other than the first and last paragraphs thereof) of the Mortgage shall not apply to the Bonds. Interest on any Bond, other than that paid in accordance with first sentence of such Section 307, shall be paid to the Person in whose name that Bond (or one or more Predecessor First Mortgage Bonds (as defined in the Mortgage)) is registered at the close of business on the day before such payment.

Section 13.5         No Presentation of Bonds. Notwithstanding any provisions of the Mortgage to the contrary, no holder of Bonds shall be required to present or surrender such

Bonds to the Company, the Trustee or any other Person prior to, or as a condition of, receiving any payment in respect thereof. Each Purchaser agrees that it will deliver to the Company all Bonds registered in such Purchaser’s name, at the time of final payment in full of all amounts due in respect thereof, within a reasonable period after such final payment.

Section 14.                                   Expenses, Etc.

Section 14.1         Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a single special counsel and, if reasonably required by the Required Holders, a single local or other counsel per jurisdiction) incurred by the Purchasers and each other holder of a Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Bonds (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Bonds, or by reason of being a holder of any Bond, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company  or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Bond harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder, in connection with its purchase of the Bonds).

Section 14.2         Survival. The obligations of the Company under this Section 14 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement or the Bonds, and the termination of this Agreement.

Section 15.                                   Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Bonds, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Original Mortgage, the Supplemental Indenture and the Bonds embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 16.            Amendment and Waiver of this Agreement.

Section 16.1         Requirements. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and holders of a majority of the principal amount of all Outstanding Bonds, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 6 or 20 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Bond at the time Outstanding affected thereby, (i) change the percentage of the principal amount of the Bonds the holders of which are required to consent to any such amendment or waiver, or (ii) amend any of Sections 8, 12, 16 or 19.

Section 16.2         Solicitation of Holders of Bonds.

(a)           Solicitation. The Company will provide each holder of the Bonds (irrespective of the amount of Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Bonds. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each holder of Outstanding Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Bonds.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Bonds as consideration for or as an inducement to the entering into by any holder of Bonds of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Bonds then outstanding even if such holder did not consent to such waiver or amendment.

Section 16.3         Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 16 applies equally to all holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Bond nor any delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any holder of such Bond. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.                                   Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth on Schedule A the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Bond in writing.

Notices under this Section 17 will be deemed given only when actually received.

Section 18.                                   Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Company or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 19.                                   Confidential Information.

For the purposes of this Section 19, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Bonds), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 19, (iii) any other holder of any Bond, (iv) any Institutional Investor to which it sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Bonds and this Agreement. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 19 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 19.

Section 20.                                   Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Bonds that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 20), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Bonds then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 20), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Bonds under this Agreement.

Section 21.                                   Miscellaneous.

Section 21.1         Successors and Assigns.   All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Section 21.2         Payments Due on Non-Business Days.   Anything in this Agreement, the Mortgage or the Bonds to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Bond that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Bond is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 21.3         Accounting Terms.   All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 21.4         Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 21.5         Construction, etc.   Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 21.6         Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 21.7         Governing Law.   This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New

York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 21.8         Jurisdiction and Process; Waiver of Jury Trial.   (a)  The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Bonds. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                           The Company consents to process being served by or on behalf of any holder of Bonds in any suit, action or proceeding of the nature referred to in Section 21.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 17 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)                           Nothing in this Section 21.8 shall affect the right of any holder of a Bond to serve process in any manner permitted by law, or limit any right that the holders of any of the Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)                           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Bonds, the Mortgage or any other document executed in connection herewith or therewith.

*  *  *  *  *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

THE EMPIRE DISTRICT GAS COMPANY

By	/s/ RONALD F. GATZ
Ronald F. Gatz, Vice President

This Agreement is hereby
accepted and agreed to as
of the date thereof.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers,
a series of Delaware Management Business Trust,
Attorney in Fact

By:	/s/ NICOLE W. TULLO
Title:	Vice President

This Agreement is hereby
accepted and agreed to as
of the date thereof.

FIRST PENN-PACIFIC LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers,
a series of Delaware Management Business Trust,
Attorney in Fact

By:	/s/ NICOLE W. TULLO
Title:	Vice President

This Agreement is hereby
accepted and agreed to as
of the date thereof.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	Delaware Investment Advisers,
a series of Delaware Management Business Trust,
Attorney in Fact

By:	/s/ NICOLE W. TULLO
Title:	Vice President

This Agreement is hereby
accepted and agreed to as
of the date thereof.

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

By:	Delaware Investment Advisers,
a series of Delaware Management Business Trust,
Attorney in Fact

By:	/s/ NICOLE W. TULLO
Title:	Vice President

This Agreement is hereby
accepted and agreed to as
of the date thereof.

JEFFERSON-PILOT LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers,
a series of Delaware Management Business Trust,
Attorney in Fact

By:	/s/ NICOLE W. TULLO
Title:	Vice President

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

 “Adjustment Amount” is defined in the Asset Purchase Agreement.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any corporation of which the Company beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in Section 16.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Acquisition” is defined in Section 4.10.

“Asset Purchase Agreement” is defined in Section 5.14.

“Book Values” is defined in the Asset Purchase Agreement.

“Business” means the natural gas utility business conducted by the Company (or, prior to the Closing, the Seller) serving customers in the Territory.

“Business Day” is defined in the Mortgage.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means The Empire District Gas Company, a Kansas corporation or any successor that becomes such in the manner prescribed in Article 12 of the Original Mortgage.

“Confidential Information” is defined in Section 19.

“Debt” is defined in the Mortgage.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Disclosure Documents” is defined in Section 5.3.

“Division Income Statement Information” is defined in Section 5.5(b).

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Accounting Rules” is defined in the Asset Purchase Agreement.

“Financing Statement” is defined in Section 4.14(b).

“Funded Debt” means all Debt which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, provided, that Funded Debt shall include, as at any date of determination, current maturities of Funded Debt.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

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(a)           the government of

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Indebtedness” with respect to any Person means, at any time, without duplication,

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(a)           its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)           (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)            the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any Purchaser of a Bond, (b) any holder of a Bond holding (together with one or more of its Affiliates) more than 10% of the aggregate principal amount of the Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Bond.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company after giving effect to the Acquisition.

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“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company, or (b) the ability of the Company to perform its obligations under this Agreement and the Bonds, or (c) the validity or enforceability of this Agreement or the Bonds.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Mortgage” is defined in Section 1.

“Mortgaged Property” is defined in Section 1.

“MPSC” is defined in Section 5.7.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Outstanding” is defined in the Mortgage.

 “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Original Mortgage” is defined in Section 1.

“Parent” means The Empire District Electric Company, a Kansas corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

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“Purchased Assets” is defined in the Asset Purchase Agreement.

“Purchaser” is defined in the first paragraph of this Agreement.

“Purchase Price” is defined in the Asset Purchase Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Bond, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Selected Balance Sheet Information” is defined in Section 5.5(a).

“Seller” means Aquila Inc., a Delaware Corporation.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Supplemental Indenture” is defined in Section 1.

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“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Territory” means the service territory in which the Company provides natural gas utility service in the state of Missouri, in the counties (or portions thereof) indicated on Schedule 1.1G of the Asset Purchase Agreement.

“Trustee” is defined in Section 1.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

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